Exhibit 99.1

CONSENT OF KIRK K. CALHOUN

I consent to the use of my name as a director nominee in the section “Management” in Amendment No. 4 to Ryerson Holding Corporation’s Registration Statement on Form S-1 (File No. 333-164484) and the related Prospectus and any amendments thereto.

Dated: April 16, 2010

/s/ Kirk K. Calhoun

Name: Kirk K. Calhoun